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                              EDGE INFORMATION SYSTEMS
                                  MISSION CRITICAL
                           TRICORD MAINTENANCE AGREEMENT

                                                 Agreement Number 706101
                                                                  ------

This agreement is made and entered into by and between Edge Information Systems, Inc. a California corporation ("Edge IS"), located at 150 Baypointe Parkway, San Jose, CA 95134, and Audio Highway, located at 20600 Mariani Avenue, Cupertino, CA 95014. In consideration of the mutual covenants and promises contained herein, the parties hereby agree as follows:

TERM

This agreement shall be effective for a period of twelve months, June 1, 1997 to May 31, 1998. Pricing options are outlined in the section Pricing and Payment Terms.

TERMINATION

Either party may terminate this agreement by providing a 30 (thirty) day written notification. In the event that Edge IS terminates the agreement, a credit will be issued equal to the number of months remaining in the contract multiplied by 1/12 of the original contract amount. In the event that client terminates the agreement, a credit will be issued equal to the number of months remaining in the contract multiplied by 1/24 of the original contract amount.

SERVICES PROVIDED

The following services will be provided:

CRITICAL COMPONENTS
MAINTENANCE:             Parts and labor to replace or repair defective Tricord
                         ES/100 and Tricord ES/166 components covered under the contract and within 50 miles of the Edge IS offices. Best efforts response to be provided within four (4) business hours of initial call. The following items are considered critical components:
                         Power Supply Modules, Bridge Subsystem, Intelligent
                         Management Subsystem, Power Entry Module,
                         Power/Cooling System, Intelligent SCSI Subsystem,
                         CPU 100MHZ and CPU 166MHZ cards with cache.
                         Non-critical components which are not covered in a 4 hour turnaround time include memory, hard drives, and additional CPU processing boards. These items are covered under Tricord's standard 2-3 business day warranty and will be installed by EdgeIS when we receive the necessary part.

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PREVENTIVE
MAINTENANCE AND
DIAGNOSTIC SUPPORT
VISITS:

Edge IS Engineers will conduct 3 (three) preventative maintenance visits per year. Edge IS Engineers will run diagnostics on covered equipment, update the documentation on the original equipment and provide a written summary of findings and recommendations.

UNLIMITED TELEPHONE
SUPPORT: An Edge IS telephone support contract provides unlimited telephone support for up to two client contacts during normal business hours (24 hours a day for Mission Critical contracts). This service is not an applications help desk or an end-user support line. It is intended to provide trained LAN Administrators access to technical resources. Calls will be returned by a technical support engineer no more than one hour after initial contact (calls will be returned within 20 minutes for Mission Critical contracts).

EXTENDED NOS/NLM
MAINTENANCE:             Edge IS Engineers will troubleshoot network
                         operating system anomalies, determine corrective action and obtain new drivers/operating system patches available in the public domain. Edge IS will also provide installation of such patches as deemed appropriate by Edge IS Engineers, the software developer, and the original equipment manufacturer to maintain the functionality of the system as installed. NOS/NLM (Network Operating System/Netware
                         Loadable Modules) maintenance covers all operating system products provided and installed by Edge IS during the term of the contract. In addition, Edge
                         IS will provide, but not install, any non-essential patches requested by the customer. Edge IS reserves the right to bill for all products and services utilized to correct issues that cannot be addressed through the application of standard maintenance patches.

EXTENDED HOURS
SUPPORT: Edge IS offers telephone and on-site services 24 hours per day, 7 days per week. When enrolling in this program, you are provided an emergency pager number, as well as a list of numbers for escalation. You may place a call at any time on any day and you will receive a call back by one of our engineers within twenty minutes. If required, an engineer will be dispatched on-site within four hours.

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SERVICES EXCLUDED

The following services are specifically excluded from this maintenance agreement:

1. On-going network administration such as moves, adds, changes, routine backup and restore, training, etc.

2. Installation, maintenance, configuration and support of applications software with the exception of re-installation of applications when the disaster recovery option for services is selected.

3.     Service issues due to the introduction of a computer virus.

4. Service issues created by the installation of additional hardware or software, or modification of the original installation, unless performed by Edge IS.

Any work performed to address the above issues will be billed at standard Edge IS engineering rates.

TERMS AND CONDITIONS

Edge IS will not, under any circumstances, be liable for any lost profit, lost savings, or other incidental or consequential damages including, but not limited to, property damage, lost time, loss of use of any equipment or any other damages resulting from the breakdown or failure of any equipment or from delays in servicing or the inability to render service on any equipment. Edge IS liability for damages resulting from any cause whatsoever, including but not limited to Edge IS's negligence or installation of defective parts or components shall not exceed the actual price paid to Edge IS by client for the products or services.

Neither party shall be liable for an failure, inability or delay to perform hereunder, if such failure, inability or delay is due to circumstances beyond its control, including but not limited to, war, strike, lockout, labor disturbance, social conflict, fire, explosion, or natural disasters.

Edge Is will not be liable for any damage to computer equipment caused by power surges, outages, brownouts, improper electrical wiring, etc. It is the client's responsibility to ensure that adequate power protection is being utilized.

Edge IS will, in no way, be responsible for the integrity for any data stored on computers, drives, tape backup systems, or any other product that contains data. Client understands the need to maintain current backups of stored data prior to initiating any work.

Edge IS reserves the right to use subcontractors to fulfill our obligations under this agreement.

Failure to make timely payments for products or services delivered under this proposal will result in suspension of all services upon a thirty (30) day written notice by Edge Information Systems.

In the event that any Edge IS employee or subcontractor is hired by client within six months subsequent to the performance of services, client agrees to pay a fee of 40% of the individual's current annual salary.
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Client warrants and represents that it has a valid software license for each application that client directs Edge IS employees to install either on individual workstations or on a server for specified workstations. Further, Client agrees to indemnify Edge Information Systems against any action a software manufacturer may take for unauthorized duplication of software that "Company" directed Edge IS to install on our systems.

Client will identify an employee who will serve as primary point of contact with Edge IS personnel in authorizing and scheduling work.

Client represents that the individual signing this agreement is duly authorized to enter into this agreement.

Client will be responsible for license fees and taxes or assessments charged or levied by reason of anything performed under this agreement.

This contract is not transferable or assignable by client without prior written consent of Edge IS.

PRICING AND PAYMENT TERMS


OPTION 1:
Annual Contract Price for the Tricord Servers shown in Exhibit A:                    $34,250
5% Discount for full year Prepaid (due and payable on or before May 31)              $32,537

OPTION 2:
Annual Contract Price for the Tricord Servers shown in Exhibit A:                    $34,250
Payable in the following 4 months installments:
50% due on May 31, 1997                                                              $17,125
25% due on September 30, 1997                                                        $8,563
25% due on January 31, 1998                                                          $8,562

OPTION 3:
Annual Contract Price for the Tricord Servers shown in Exhibit A:                    $34,250
Payable in the following 3 month installments
First payment due on May 31, 1997                                                    $10,000
2nd payment due on August 31, 1997                                                   $8,084
3rd payment due on November 30, 1997                                                 $8,083
4th payment due February 28, 1997                                                    $8,083


It is the understanding of EdgeIS and the client that the payment plan described in Option 2 is the preferred option of payment. Should the client decide to return the Tricord equipment to Tricord and purchase new servers by May 31st, these committed payments can be applied to a contract for new servers and services provided by EdgeIS.

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ENTIRE AGREEMENT

This agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof. The attached agreements are made a part of this agreement. This agreement shall not be supplemented, modified or amended except by a written instrument signed by duly authorized representatives of client and Edge I.S., respectively, and no other person has or shall have the authority to supplement, modify or amend this agreement in another manner. This agreement shall be interpreted and governed by the laws of the State of California.

In witness whereof, the parties have signed this agreement by their duly authorized representatives.


EDGE INFORMATION SYSTEMS        AUDIO HIGHWAY

By:    /s/ [ILLEGIBLE]           By:  /s/ N.M. Schulhof
       --------------------          --------------------
Title:      V.P.                Title:    President
       --------------------          --------------------
Date:       3/28/97             Date:     3/28/97
       --------------------          --------------------

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                                     EXHIBIT A

Tricord Servers covered by this agreement:

Tricord ES/166 (Quantity: 1)
*8 Processor 166MHZ CPU
*768MB RAM
*Four 2GB Drives

Tricord ES/100P (Quantity: 1)
*2 Processor 100MHZ CPU
*512MB RAM
*Two 2GB Drives
*Five 9.1GB Drives

Tricord ES/100P (Quantity: 1)
*2 Processor 100MHZ CPU
*256MB RAM
*Two 2GB Drives
*Six 9.1GB Drives